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                                                                    EXHIBIT 99.1

                BLUE RIVER BANCSHARES, INC. COMPLETES ACQUISITION
                                       OF
                     UNIFIED BANKING COMPANY, LEXINGTON, KY

         Shelbyville, IN -- Blue River Bancshares, Inc. (NASDAQ SC: BRBI) announced today that it has completed its acquisition of all of the issued and outstanding stock of Unified Banking Company, Lexington, Kentucky, from Unified Financial Services, Inc. Under the terms of the previously announced Stock Purchase Agreement, Blue River Bancshares acquired all of the outstanding shares of common stock of Unified Banking Company for $8.2 million in cash. Blue River Bancshares presently intends to operate Unified Banking Company separately from its exiting savings bank subsidiary, Shelby County Bank.

         Russell Breeden, III, the Chief Executive Officer of Blue River Bancshares, said, "We are thrilled to have Unified Banking Company and its experienced staff join Blue River Bancshares. With the additional capital which Blue River Bancshares is providing to Unified Banking Company, we believe that Unified Banking Company can continue to better serve its clients and improve its profitability."

         Blue River Bancshares is the holding company for Shelby County Bank, a federal savings bank with assets of approximately $109 million operating four banking offices in Shelby County, Indiana, and Unified Banking Company is a federal savings bank with approximately $81 million in assets and one banking office in Lexington, Kentucky.

         Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to among other things, exceptions of the business environment in which Blue River Bancshares, Inc. (the "Company") operates, projections of future performance, perceived opportunities in the market, and potential future credit experience. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in the Company's reports filed with the Securities and Exchange Commission.